Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

Sally Beauty Holdings, Inc. Announces the Election of Diana Ferguson to the Board of Directors

DENTON, Texas, January 31, 2019 -- Sally Beauty Holdings, Inc. (NYSE: SBH) today announced that Diana S. Ferguson, the Chief Financial Officer at Cleveland Avenue, LLC, a venture capital investment firm, was elected to the Board of Directors at the Company’s Annual Meeting of stockholders. Ms. Ferguson is a qualified financial expert with public company Audit Committee experience.

“I am extremely pleased to welcome Diana to the Board,” stated Bob McMaster, Chairman of the Board of Directors. “She is an experienced financial executive with a track record of success in corporate financial management, strategic planning and transaction execution. I am confident that Diana will make a positive contribution as a member of our Board as SBH continues its transformation towards long-term growth.”

“I am honored and excited to serve on the board of Sally Beauty Holdings,” Ferguson said. “I look forward to working with the Board and with the company’s outstanding management team to help shape the company’s strategy.”

Ms. Ferguson currently serves as Chief Financial Officer for Cleveland Avenue, LLC, a privately-held venture capital firm which invests in innovative restaurant, food and beverage concepts and emerging brands. In addition, Ms. Ferguson has served as a principal of Scarlett Investments, LLC, a private investment firm, since 2013. She also served as Chief Financial Officer of the Chicago Board of Education (February 2010 to May 2011) and as Senior Vice President and Chief Financial Officer of The Folgers Coffee Company, a maker of coffee products (April 2008 to November 2008) until Folgers was sold in 2008. Prior to joining Folgers, she was Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc. Ms. Ferguson also served as the Chief Financial Officer of Sara Lee Foodservice, a division of Sara Lee Corporation, and in a number of leadership positions at Sara Lee Corporation, including Senior Vice President of Strategy and Corporate Development, as well as Treasurer.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,129 stores, including approximately 180 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Peru, Chile, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.